Exhibit 99.1

Contacts:	Investors/Analysts
Tiffany Louder Alliance Data 214-494-3786 Tiffany.Louder@AllianceData.com

Media Shelley Whiddon Alliance Data 214-494-3811 Shelley.Whiddon@alliancedata.com

Alliance Data Reports Record Third-Quarter 2013 Results
  Revenue Increases 20 Percent to $1.1 billion
  Core EPS Increases 13 Percent to $2.67
  Provides Initial 2014 Guidance

Dallas, TX, October 17, 2013 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the quarter ended September 30, 2013.

SUMMARY	Quarter Ended September 30,
(in millions, except per share amounts)	2013	2012	% Change

Revenue	$1,096	$911	20%
Net income	$133	$120	11%
Net income per diluted share	$2.01	$1.84	9%
Diluted shares outstanding	66.0	65.0	2%
*******************************
Supplemental Non-GAAP Metrics (a):
Adjusted EBITDA	$359	$319	13%
Adjusted EBITDA, net of funding costs	$328	$289	14%
Core earnings	$176	$154	14%
Core earnings per diluted share	$2.67	$2.37	13%

(a)
See “Financial Measures” below for a discussion of adjusted EBITDA, adjusted EBITDA, net of funding costs, adjusted EBITDA margin, core earnings, core earnings per diluted share and other non-GAAP financial measures.

Alliance Data Systems Corporation
October 17, 2013

CONSOLIDATED RESULTS

Revenue increased 20 percent to $1.10 billion while adjusted EBITDA increased 13 percent to $359 million for the third quarter of 2013. Net income per diluted share (EPS) increased 9 percent to $2.01 and core earnings per diluted share (core EPS) increased 13 percent to $2.67 for the third quarter of 2013, exceeding the Company’s guidance of $2.60.

Diluted shares outstanding were 66.0 million for the third quarter of 2013, an increase of 1.0 million dilutive shares as compared to the third quarter of 2012. The increase is due to a 3.9 million share increase in convertible debt warrants, which offset a 1.5 million share decrease in ‘phantom shares’ and share repurchases over the last 12 months.

Ed Heffernan, president and chief executive officer, commented, “Another great quarter for Alliance Data as revenue increased 20 percent, bolstered by organic growth of 9 percent. Core earnings increased 14 percent, while core EPS increased 13 percent, dampened slightly by a higher share count. With the maturity of the first tranche of convertible notes during the third quarter, diluted share count should drop in the fourth-quarter, and again in the second-quarter of 2014, providing earnings per share momentum for the next several quarters.”

Heffernan continued, “For LoyaltyOne®, issuances got back on-track during the quarter with growth of over 10 percent. As expected, increased promotional activity in the credit card and gas sectors, combined with the ramp-up of new sponsors, drove the strong results. Excluding headwinds from a weak Canadian dollar, revenue and adjusted EBITDA for LoyaltyOne increased a solid 3 percent and 8 percent, respectively. For Epsilon®, we saw positive revenue momentum in our database and data products with 14 percent and 6 percent growth, respectively. Our email offering continued to underperform, but we expect the launch of the Harmony platform to reverse that trend in 2014. Organically, revenue and adjusted EBITDA increased 16 percent and 6 percent, respectively. For Private Label, the card portfolio continues to grow at rates 5 times other card companies due to our unique offering. The growth is balanced, with high, single-digit increases in organic card spending coupled with growth from the on-boarding of new programs. We achieved excellent flow-through during the quarter, as a 17 percent increase in average card receivables drove a 16 percent increase in revenues and a 17 percent increase in adjusted EBITDA, net of funding costs.

“Finally, as is customary for Alliance Data, we are providing our initial guidance for 2014. No surprises here. Consistent with our long-term targets, we’re expecting high-single-digit organic growth in revenue and adjusted EBITDA, coupled with double-digit growth for core EPS, demonstrating the benefits of strong organic growth coupled with a declining share count.”

Alliance Data Systems Corporation
October 17, 2013

SEGMENT REVIEW

LoyaltyOne: Revenue for the segment decreased $2 million, or 1 percent, to $213 million for the third quarter of 2013. Excluding the effects of unfavorable Canadian exchange rates, revenue increased 3 percent compared to the third quarter of 2012. Adjusted EBITDA was $62 million, up 3 percent compared to the third quarter of 2012, due to favorable operating leverage and a $2 million reduction in losses associated with international expansion efforts. Excluding the effects of unfavorable Canadian exchange rates, adjusted EBITDA increased 8 percent compared to the third quarter of 2012.

AIR MILES® reward miles issued increased 11 percent compared to the third quarter of 2012 due to increased promotional activity in the credit card and gas sectors, and the ramp-up of new sponsors. The Company expects similar promotional activity in the fourth quarter of 2013. AIR MILES reward miles redeemed were flat compared to the third quarter of 2012, as program management muted redemption activity during the quarter.

During the quarter, LoyaltyOne signed a new multi-year agreement with Old Navy to issue AIR MILES reward miles in all of its retail locations across Canada. On the international expansion front, the dotz coalition loyalty joint venture in Brazil expanded into two new markets during the quarter, entering the state of Santa Catarina and the city of Curitiba, increasing the total market count to seven. In addition, collectors enrolled at quarter-end increased to 9.6 million, up from 4.6 million in September of last year. The program is expected to expand into two additional Brazilian markets by year-end.

Epsilon: Revenue for the segment increased $115 million, or 48 percent, to $356 million for the third quarter of 2013. Excluding the HMI acquisition completed November 30, 2012, revenue growth was approximately 16 percent compared to the third quarter of 2012. By major product offering, technology revenue increased 10 percent to $116 million for the third quarter of 2013, driven by a 14 percent increase in database revenue, partially offset by a 5 percent decrease in email revenue due to lower volumes. Data revenue increased 6 percent to $54 million for the third quarter of 2013, primarily due to strength in the Abacus catalog offering. Agency revenue increased 121 percent to $187 million for the third quarter of 2013, boosted by the HMI acquisition. Excluding HMI, agency revenue growth was approximately 29 percent, driven by strength in the auto and telecom verticals.

Adjusted EBITDA increased $14 million, or 22 percent, to $78 million for the third quarter of 2013. Excluding the HMI acquisition, adjusted EBITDA increased 6 percent compared to the third quarter of 2012. Adjusted EBITDA margin was 22 percent for the third quarter of 2013, down from 27 percent in the prior year quarter. Excluding HMI, adjusted EBITDA margin was 24 percent, down from last year due to integration costs and personnel costs incurred to support the on-boarding of new clients.

Alliance Data Systems Corporation
October 17, 2013

During the quarter, Epsilon signed a new multi-year agreement with the National Football League to provide database and email marketing services. In addition, Epsilon announced a multi-year renewal with Marriott International, whereby Epsilon will continue to support email deployment, strategy and creative for its loyalty program.

Private Label Services and Credit: Revenue for the segment increased $75 million, or 16 percent, to $531 million for the third quarter of 2013. Net finance charge income increased $73 million, or 17 percent, driven by a 17 percent increase in average credit card receivables, while transaction revenue increased $2 million, or 10 percent, due to higher ancillary revenue. Gross yield for the third quarter of 2013 was 28.4 percent, consistent with the prior year.

Adjusted EBITDA, net of funding costs, increased 17 percent to $216 million for the third quarter of 2013, boosted by strong revenue growth and lower portfolio funding rates. Principal loss rates were consistent between years at 4.3 percent, while the provision for loan loss expense increased $10 million to $91 million, or 12 percent, driven by the increase in credit card receivables. Portfolio funding costs were $30 million for the third quarter of 2013; essentially flat with last year, but down approximately 30 basis points to 1.7 percent, expressed as a percentage of average credit card receivables.

Credit sales increased 15 percent compared to the third quarter of 2012, driven by an 8 percent increase in core cardholder spending and new programs added over the last 12 months. Credit card receivables were $7.5 billion at September 30, 2013, up 14 percent compared to September 30, 2012. The allowance for loan loss reserve was $462 million, or 6.2 percent of ending receivables, at September 30, 2013 compared to $449 million, or 6.8 percent of ending receivables, at September 30, 2012. Delinquency rates were 4.5 percent of principal receivables at September 30, 2013, up 30 basis points from the same time last year.

During the quarter, Private Label signed a multi-year agreement with Coldwater Creek, a leading multi-channel retailer, to provide co-brand and private label card services and to acquire the existing co-brand credit card portfolio. The launch and conversion of the existing portfolio is expected by the second quarter of 2014. In addition, Private Label announced new long term relationships with The Geddes Group and Credo Mobile to provide co-brand credit card programs, and PayPal, an eBay Inc. subsidiary, to become the issuer for Bill Me Later® credit products.

Alliance Data Systems Corporation
October 17, 2013

2013 Full Year Outlook

The Company is raising 2013 guidance for revenue from $4.275 billion to $4.3 billion, an 18 percent increase compared to 2012. Organic revenue growth for 2013 is expected to approximate 8 percent. The Company is also raising guidance for core EPS from $9.85 to $9.90, a 14 percent increase compared to 2012. Diluted share count is expected to be approximately 66.6 million shares, up 4 percent compared to 2012, due to incremental dilution attributable to outstanding convertible notes.

2014 Initial Guidance

The Company’s initial guidance for 2014 is based on current market trends and excludes any benefit from potentially significant acquisitions. Guidance will be refined as necessary as 2014 unfolds. Initial consolidated guidance for 2014:
  Revenue up 8 percent to $4.64 billion;
  Adjusted EBITDA, net of funding costs up 10 percent to $1.37 billion;
  EPS up 31 percent to $9.64;
  Core EPS up 21 percent to $12.00; and
  Diluted share count of 61.5 million.
Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA net of funding costs, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Alliance Data Systems Corporation
October 17, 2013

Conference Call

Alliance Data will host a conference call on Thursday, October 17, 2013 at 8:30 a.m. (Eastern Time) to discuss the Company’s third-quarter 2013 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter “69585428”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on October 31, 2013.

About Alliance Data

Alliance Data® (NYSE: ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data and its three businesses employ approximately 11,000 associates at more than 70 locations worldwide.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.alliancedata.com, or you can follow us on Twitter via @AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “would” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

Alliance Data Systems Corporation
October 17, 2013

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

Alliance Data Systems Corporation
October 17, 2013

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenue	$1,096.4	$911.5	$3,178.0	$2,669.5
Operating expenses:
Cost of operations	662.1	524.0	1,952.5	1,608.9
Provision for loan loss	91.0	81.3	215.4	183.1
Depreciation and amortization	54.5	41.7	160.9	119.9
Total operating expenses	807.6	647.0	2,328.8	1,911.9
Operating income	288.8	264.5	849.2	757.6
Interest expense, net:
Securitization funding costs	22.9	23.3	72.1	68.1
Interest expense on deposits	7.3	6.8	21.3	18.7
Interest expense on long-term and other debt, net	43.8	44.3	146.6	126.2
Total interest expense, net	74.0	74.4	240.0	213.0
Income before income taxes	214.8	190.1	609.2	544.6
Income tax expense	81.9	70.6	230.9	206.0
Net income	$132.9	$119.5	$378.3	$338.6

Per share data:
Basic – Net income	$2.73	$2.39	$7.69	$6.76

Diluted – Net income	$2.01	$1.84	$5.63	$5.33

Weighted average shares outstanding – basic	48.7	49.9	49.2	50.1
Weighted average shares outstanding – diluted	66.0	65.0	67.2	63.5

Alliance Data Systems Corporation
October 17, 2013

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of September 30, 2013	As of December 31, 2012
ASSETS
Cash and cash equivalents	$784.0	$893.4
Credit card receivables, net	7,046.3	6,967.7
Redemption settlement assets	545.9	492.7
Intangible assets, net	489.6	582.9
Goodwill	1,742.0	1,751.1
Other assets	1,356.9	1,312.3
Total assets	$11,964.7	$12,000.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,180.3	$1,249.1
Deposits	2,310.5	2,228.4
Asset-backed securities debt – owed to securitization investors	3,981.9	4,131.0
Debt	2,683.3	2,854.8
Other liabilities	1,097.3	1,008.3
Total liabilities	11,253.3	11,471.6
Stockholders' equity	711.4	528.5
Total liabilities and stockholders’ equity	$11,964.7	$12,000.1

Alliance Data Systems Corporation
October 17, 2013

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$378.3	$338.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	160.9	119.9
Deferred income taxes	4.7	76.4
Provision for loan loss	215.4	183.1
Non-cash stock compensation	43.4	37.6
Amortization of discount on debt	57.9	60.9
Change in operating assets and liabilities	(12.9)	83.7
Originations of loan receivables held for sale	(350.6)	–
Sales of loan receivables held for sale	310.2	–
Other	(8.5)	(38.1)
Net cash provided by operating activities	798.8	862.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	(73.8)	41.9
Change in cash collateral, restricted	32.4	101.5
Change in restricted cash	39.8	(43.9)
Change in credit card receivables	(220.6)	(418.5)
Purchase of credit card receivables	(37.1)	(780.2)
Capital expenditures	(91.8)	(77.3)
Other	(23.2)	(12.1)
Net cash used in investing activities	(374.3)	(1,188.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	1,747.0	699.5
Repayments of borrowings	(1,171.5)	(500.4)
Proceeds from convertible note hedge counterparties	1,056.3	–
Repayments of convertible note borrowings	(1,861.2)	–
Issuances of deposits	1,278.7	1,185.0
Repayments of deposits	(1,196.6)	(703.1)
Borrowings from asset-backed securities	1,633.4	1,673.0
Repayments/maturities of asset-backed securities	(1,782.3)	(1,418.2)
Purchase of treasury shares	(231.1)	(65.4)
Other	(1.5)	(0.6)
Net cash (used in) provided by financing activities	(528.8)	869.8
Effect of exchange rate changes on cash and cash equivalents	(5.1)	6.8
Change in cash and cash equivalents	(109.4)	550.1
Cash and cash equivalents at beginning of period	893.4	216.2
Cash and cash equivalents at end of period	$784.0	$766.3

Alliance Data Systems Corporation
October 17, 2013

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
Segment Revenue:
LoyaltyOne	$213.3	$215.7	(1)%	$674.4	$703.0	(4)%
Epsilon	356.0	240.8	48%	1,005.8	704.2	43%
Private Label Services and Credit	531.1	455.9	16%	1,508.3	1,265.8	19%
Corporate/Other	–	0.1	nm	–	0.3	nm
Intersegment Eliminations	(4.0)	(1.0)	nm	(10.5)	(3.8)	nm
	$1,096.4	$911.5	20%	$3,178.0	$2,669.5	19%

Segment Adjusted EBITDA:
LoyaltyOne	$62.2	$60.3	3%	$191.0	$179.3	7%
Epsilon	78.5	64.2	22%	196.4	152.8	29%
Private Label Services and Credit	246.2	214.5	15%	736.3	645.0	14%
Corporate/Other	(28.2)	(20.4)	38%	(70.2)	(62.0)	13%
	$358.7	$318.6	13%	$1,053.5	$915.1	15%

Key Performance Indicators:
Private Label statements generated	47.7	43.1	11%	141.6	119.0	19%
Average receivables	$7,155.0	$6,121.4	17%	$7,027.8	$5,636.8	25%
Credit sales	$3,628.4	$3,149.4	15%	$10,415.8	$8,363.0	25%
AIR MILES reward miles issued	1,341.5	1,212.5	11%	3,784.8	3,758.7	1%
AIR MILES reward miles redeemed	887.2	885.6	–%	2,925.5	3,160.2	(7)%

nm-not meaningful

Alliance Data Systems Corporation
October 17, 2013

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Adjusted EBITDA and Adjusted EBITDA, net of funding costs:	2013	2012	2013	2012
Net income	$132.9	$119.5	$378.3	$338.6
Income tax expense	81.9	70.6	230.9	206.0
Total interest expense, net	74.0	74.4	240.0	213.0
Depreciation and other amortization	21.4	18.7	61.4	54.9
Amortization of purchased intangibles	33.1	23.0	99.5	65.0
EBITDA	343.3	306.2	1,010.1	877.5
Stock compensation expense	15.4	12.4	43.4	37.6
Adjusted EBITDA	$358.7	$318.6	$1,053.5	$915.1
Less: funding costs (1)	(30.2)	(30.1)	(93.4)	(86.8)
Adjusted EBITDA, net of funding costs	$328.5	$288.5	$960.1	$828.3

Core Earnings:
Net income	$132.9	$119.5	$378.3	$338.6
Add back non-cash non-operating items:
Stock compensation expense	15.4	12.4	43.4	37.6
Amortization of purchased intangibles	33.1	23.0	99.5	65.0
Non-cash interest expense (2)	19.2	25.4	74.5	72.4
Non-cash mark-to-market gain on interest rate derivatives	–	(7.5)	(8.5)	(22.7)
Income tax effect (3)	(24.5)	(18.6)	(75.3)	(54.2)
Core earnings	$176.1	$154.2	$511.9	$436.7

Weighted average shares outstanding – diluted	66.0	65.0	67.2	63.5
Core earnings per share – diluted	$2.67	$2.37	$7.62	$6.87

_______________

(1) Represents interest expense on deposits and securitization funding costs.
(2) Represents amortization of imputed interest expense associated with our convertible debt and amortization of debt issuance costs.
(3) Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense) using the Company’s effective tax rate for each respective period.

Alliance Data Systems Corporation
October 17, 2013

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(In millions)
(Unaudited)

	Three Months Ended September 30, 2013
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$54.7	$4.8	$2.7	$62.2
Epsilon	38.9	34.9	4.7	78.5
Private Label Services and Credit	230.6	13.2	2.4	246.2
Corporate/Other	(35.4)	1.6	5.6	(28.2)
	$288.8	$54.5	$15.4	$358.7

	Three Months Ended September 30, 2012
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$53.1	$4.8	$2.4	$60.3
Epsilon	35.9	24.8	3.5	64.2
Private Label Services and Credit	200.8	11.3	2.4	214.5
Corporate/Other	(25.3)	0.8	4.1	(20.4)
	$264.5	$41.7	$12.4	$318.6

	Nine Months Ended September 30, 2013
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$169.7	$13.4	$7.9	$191.0
Epsilon	79.2	103.8	13.4	196.4
Private Label Services and Credit	688.6	39.7	8.0	736.3
Corporate/Other	(88.3)	4.0	14.1	(70.2)
	$849.2	$160.9	$43.4	$1,053.5

	Nine Months Ended September 30, 2012
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$157.6	$14.9	$6.8	$179.3
Epsilon	68.2	74.0	10.6	152.8
Private Label Services and Credit	609.9	28.6	6.5	645.0
Corporate/Other	(78.1)	2.4	13.7	(62.0)
	$757.6	$119.9	$37.6	$915.1

(1)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization and stock compensation expense.